Exhibit 10.22
FIRST AMENDMENT TO EMPLOYMENT AGREEMENT
     THIS FIRST AMENDMENT is made on this 31st day of December, 2008, by and between Georgia Bank & Trust Company of Augusta (the “Bank” or the “Employer”), a state bank organized under the laws of the State of Georgia, and Darrell R. Rains, a resident of the State of South Carolina (the “Executive”) (hereinafter from time to time collectively referred to as the “Parties”).
INTRODUCTION:
     WHEREAS, the Parties established the existing employment relationship by executing an Employment Agreement dated April 30, 2007 (the “Agreement”);
     WHEREAS, the Parties now desire to amend the Agreement to comply with Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the final Treasury Regulations issued thereunder;
     NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the Parties hereby agree to amend the Agreement, effective January 1, 2009, as follows:
     1. By deleting Section 1.6 in its entirety and substituting therefor the following:
     “1.6 ‘Change of Control’ means any of the following events:
     (a) the acquisition by any one person, or more than one person acting as a group (other than any person or more than one person acting as a group who is considered to own more than fifty percent (50%) of the total fair market value or total voting power of the Company or the Bank prior to such acquisition), of stock of the Company or the Bank that, together with stock held by such person or group, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company or the Bank, as applicable; provided, however, that the current and future holdings of any person who is a shareholder of the Company or the Bank as of the Effective Date shall be disregarded in determining whether the fifty percent (50%) threshold has been attained;
     (b) within any twelve-month period (beginning on or after the Effective Date) the date a majority of members of the board of directors of the Company is replaced by directors whose appointment or election is not endorsed by a majority of the members of the Company’s board of directors before the date of the appointment or election;
     (c) within any twelve-month period (beginning on or after the Effective Date) the acquisition by any one person, or more than one person acting as a group, of ownership of stock of the Company possessing fifty percent (50%) or more of the total voting power of the stock of the Company; or
     (d) within any twelve-month period (beginning on or after the Effective Date) the acquisition by any one person, or more than one person acting as a group, of the assets of the Company and the Bank that have a total gross fair market value of eighty-five percent (85%) or more of the total gross fair market value of all of the assets of the Company and the Bank immediately before such acquisition or acquisitions; provided, however, that transfers to the following entities or person(s) shall not be deemed to result in a Change of Control under this subsection (d):
     (i) an entity that is controlled by the shareholders of the Company or the Bank immediately after the transfer;
     (ii) a shareholder (determined immediately before the asset transfer) of the Company or the Bank in exchange for or with respect to its stock;
     (iii) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company or the Bank;
     (iv) a person, or more than one person acting as a group, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company or the Bank; or
     (v) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in the above subsection (d)(iv).
Notwithstanding the foregoing, no Change of Control shall be deemed to have occurred for purposes of this Agreement by reason of: (A) a merger, consolidation, reorganization or other transaction as to which the holders of the capital stock of the Company before the transaction continue after the transaction to hold, directly or indirectly through a holding company or otherwise, shares of capital stock of the Company (or other surviving company) representing more than fifty percent (50%) of the value or ordinary voting power to elect directors of the capital stock of the Company (or other surviving company); or (B) any actions or events in which the Executive participates in a capacity other than in the Executive’s capacity as an employee, director or shareholder of either the Company or the Bank. For purposes of this Section 1.6, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company or the Bank.”
     2. By adding a new Section 1.11A to read as follows:
     “1.11A ‘Disability Period’ means a period, beginning on the date the Employer determines that the Executive is subject to a Disability and ending on the earlier of the date the Executive begins receiving income replacement benefits under any long-term disability plan or policy maintained by the Employer or the date that is six (6) months after such determination, during which the Executive remains subject to a Disability.”

     3. By adding a new Section 1.16A to read as follows:
     “1.15A ‘Separation from Service’ shall mean a termination of the Executive’s employment that constitutes a separation from service under Treas. Reg. Section 1.409A-1(h).”
     4. By deleting Sections 3.2.1(b) and (c) in their entirety and substituting therefor the following:
     “(b) Without Cause (other than a termination in connection with a Change of Control pursuant to Section 3.3), at any time, provided that the Employer shall give the Executive thirty (30) days’ prior written notice of its intent to terminate, in which event the Employer, upon the Executive’s Separation from Service, shall be required to meet its obligations to the Executive under Sections 4.1 and 4.2 for the remaining Term then in effect; or
     (c) Upon expiration of the Disability Period.”
     5. By deleting Section 3.2.2(b) in its entirety and substituting therefor the following:
     “(b) Upon expiration of the Disability Period.”
     6. By deleting Section 3.2.6 in its entirety and substituting therefor the following:
     “3.2.6 The aggregate amount payable pursuant to Section 3.2.1(b) shall only be payable commencing upon the Executive’s Separation from Service following the payment event and shall be payable in substantially equal monthly installments over the remaining Term. For purposes of Section 3.2.1(b), the bonus component of the Employer’s obligation attributable to Section 4.2 shall be determined by dividing the sum of the annual bonuses, if any, paid to the Executive for the three (3) calendar years (or, if fewer, the number of full calendar years) immediately preceding the calendar year of termination by the full number of calendar years so determined and dividing that result by twelve (12).”
     7. By deleting the third paragraph of Section 3.3 in its entirety and substituting therefor the following:
     “The amount payable pursuant to this Section 3.3 shall be paid in substantially equal monthly installments over a twenty-four (24) month period commencing as of the first day of the calendar month following the effective date of the Executive’s Separation from Service.”
     8. By adding the following new paragraph to the end of Section 3.3:
     “Any Gross-Up Payment, as determined pursuant to this Section, shall be paid by the Employer to the Executive or to the applicable taxing authorities on or before the date on which such taxes are due, but, for purposes of Code Section 409A, in all events by the end of the Executive’s taxable year following the Executive’s taxable year in which the

Executive remits or is required to remit the related taxes (however, this period is by no means an outside payment date nor does it diminish the Executive’s right to be paid promptly).”
     9. By deleting Section 3.4.3 in its entirety and substituting therefor the following:
     “3.4.3 Notwithstanding any other provision of this Agreement to the contrary, as a condition of the Employer’s payment of any amount in connection with a termination of the Executive’s employment, the Executive must execute a release agreement in such form as is acceptable to the Employer within such period of time following termination of employment as is permitted by the Employer and not timely revoke the release agreement during any revocation period provided pursuant to the terms of the release agreement. All payments of severance under this Agreement shall accrue from the date of termination of employment and shall be made or commence at the end of the revocation period provided pursuant to the terms of the release agreement, but no later than the sixtieth (60th) day following the Executive’s termination of employment, with any accrued but unpaid severance being paid on the date of the first payment.”
     10. By adding a new Section 3.4.5 to read as follows:
     “3.4.5 Notwithstanding any provision in this Agreement to the contrary, if the Executive is a ‘specified employee’ within the meaning of Code Section 409A on the date of his termination of employment, then such portion of the payments provided for in this Agreement that would result in a tax under Code Section 409A if paid during the first six (6) months after termination of employment shall be withheld, starting with the payments latest in time during such six (6) month period, and paid to the Executive during the seventh month following the date of his termination of employment.”
     11. By adding a new Section 4.9 to read as follows:
     “4.9 Taxable Reimbursements and In-Kind Benefits. All taxable reimbursements and in-kind benefits provided by the Employer shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (i) any reimbursement shall be for expenses incurred by the Executive during the Term of this Agreement; (ii) any in-kind benefits must be provided by the Employer during the Term of this Agreement; (iii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (iv) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred; and (v) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.”
     12. By deleting Section 16 in its entirety and substituting therefor the following:
“16. Attorneys’ Fees. With respect to arbitration of disputes and if litigation ensues between the parties concerning the enforcement of an arbitration award and the Executive prevails in the dispute, the Employer will be financially responsible for all costs, expenses, reasonable attorneys’ fees and reasonable expenses incurred by the Executive (or the Executive’s estate in the event of his death) in connection with the dispute and shall pay such costs and expenses to the Executive (or the Executive’s estate in the event of his death) within sixty (60) days after a final determination (excluding any appeals) is made with respect to the litigation.”
     13. Except as specifically amended hereby, the Agreement shall remain in full force and effect prior to this First Amendment.
     IN WITNESS WHEREOF, the Parties have caused this First Amendment to be executed on the day and year first above written.

THE BANK: GEORGIA BANK & TRUST COMPANY OF AUGUSTA
By:	/s/ Ronald L. Thigpen
	Print Name:	Ronald L. Thigpen
	Title:	Executive Vice President and COO

THE EXECUTIVE:
/s/ Darrell R. Rains
Darrell R. Rains

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